Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces Updated Data from VBLOC DM2 ENABLE Study and Caloric Intake

Study Results to Be Presented at the 29th Annual Obesity Society Meeting

ST. PAUL, Minnesota, Monday October 3, 2011 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that twelve month Caloric Intake Study data and updated clinical results from the Company’s VBLOC-DM2 ENABLE (DM2) Study evaluating the Company’s second-generation Maestro RC System in the treatment of obesity, diabetes and hypertension will be presented at the 29th Annual Meeting of the Obesity Society October 1-5, 2011 in Orlando, Florida.

DM2 Study - HbA1c, FPG and Waist Circumference Data

The Company will present updated data from additional subjects reaching 18 months in the DM2 Study at the Obesity Society Annual Meeting. These results include change in HbA1c (blood sugar) and fasting plasma glucose (FPG) at 18 months, as well as new data on change in waist circumference at 12 months:

HbA1c change in percentage points (baseline HbA1c = 7.8% ± 0.2) (Company updated interim data):

Visit (post-device activation)	% HbA1c change	N	P=
Week 1	-0.3	28.002
6 Months	-0.9	25.002
12 Months	-1.0	26.002
18 Months	-1.1	18.002

FPG change (Baseline 151.4 ± 6.5 mg/dl average) (Company updated interim data):

Visit (post-device activation)	FPG Change (mg/dl)	N	P=
Week 1	-20.9	28.01
6 Months	-28.7	25.01
12 Months	-27.6	25.01
18 Months	-32.0	17.01

Waist circumference change (Baseline 120 ± 2 cm) (Company updated data):

Visit (post-device activation)	Change in Waist Circumference (cm)	N	P=
12 Weeks	-8 ± 1	23	<.001
6 Months	-9 ± 2	18	<.001
12 Months	-11 ± 2	19	<.001

The Company recently presented 18-month data for the DM2 Study at the International Federation for the Surgery of Obesity and Metabolic Diseases (IFSO), including: Excess Weight Loss (EWL) of approximately 24.6% (n=22) and, in hypertensive patients (n=10), a reduction in mean arterial pressure of 13.0 mmHg from a baseline of 99.5 mmHg and a reduction in diastolic blood pressure of 15.9 mmHg from a baseline of 87.2 mmHg (n=10). No change in mean arterial pressure was observed in patients that did not present with hypertension (n=10).

Mark B. Knudson, Ph.D., EnteroMedics’ President and Chief Executive Officer, said: “The updated data from our DM2 study remain highly encouraging and supportive for the Company’s ongoing ReCharge Pivotal Study, which also uses the second-generation Maestro RC System. The ReCharge Study remains on track for full enrollment by year end. In parallel, we continue to make progress toward commercialization of the Maestro RC System in Australia and Europe.”

Caloric Intake Sub-study

The Company will also present results from a sub-study, conducted as part of the DM2 Study, evaluating 12-month satiety and calorie intake in 10 subjects with type 2 diabetes mellitus enrolled in the DM2 Study. Follow-up measures among patients enrolled in the sub-study included EWL, 7-day diet records assessed by a nutritionist, calorie calculations and visual analogue scale (VAS) questions to assess satiety by 7-day or 24-hour recall at the following time periods: baseline, 4 and 12 weeks and 6 and 12 months post device initiation. A validated program, Food Works™, was used to determine calorie and nutrition content. Results include:

•	Mean EWL for the study was 33+5% (p<0.001) at 12 months;

•	Calorie intake decreased by 45% (p<.001), 48% (p<.001) , 38% (p<.001) and 30% (p=.02), at 4 and 12 weeks, 6 months, and 12 months respectively, from a baseline of 2,062 kcal/day; and

•

VAS recall data, using a repeated measures analysis, documented fullness at the beginning of meals (p=.005), less food consumption (p=.02), and less hunger at the beginning of meal (p=.03) corroborating the reduction in caloric intake.

“The DM2 caloric intake sub-study reveals a durability of effect in several important measures, including reduction in daily calories, earlier feelings of fullness and reduced feelings of hunger,” said Lillian Kow, Ph.D, MBBS and one of the study’s investigators. “These results, which combine with a desirable safety profile, reflect the ideal conditions for safe and effective weight loss. VBLOC Therapy, which does not rely on the punitive measures of many existing bariatric surgical approaches, remains a distinct and uniquely promising treatment for obesity and its frequently associated comorbidities of diabetes and hypertension.”

About the DM2 ENABLE Study

The DM2 Study is an international, open-label, prospective, multi-center study designed to evaluate the safety and efficacy of VBLOC® vagal blocking therapy delivered via the Maestro® ReChargeable (RC) System in 28 diabetic subjects with obesity by measuring average percentage excess weight loss (EWL), HBA1c (blood sugar), fasting plasma glucose (FPG, blood sugar), blood pressure, calorie intake, appetite and other endpoints at one week and one, three, six, 12 and 18 months following device activation. To date, no deaths or unanticipated adverse device effects have been reported during the VBLOC-DM2 ENABLE Study and the safety profile is similar to that seen in other VBLOC clinical trials.

About the ReCharge Pivotal Trial

The ReCharge Pivotal Trial is a randomized, double-blind, parallel-group, multicenter pivotal clinical trial in approximately 234 patients at up to 12 sites testing the effectiveness and safety of VBLOC® vagal blocking therapy in EnteroMedics’ second generation Maestro® Rechargeable (RC) System. All patients in the study will receive an implanted device and will be randomized in a 2:1 allocation to treatment or control groups. The control group will receive a non-functional device during the study period. All patients are expected to participate in a weight management counseling program.

About the Maestro® Rechargeable (RC) System

The Maestro RC System delivers VBLOC® vagal blocking therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach. The Maestro RC System is powered by an internal, rechargeable battery. The battery is recharged via an external mobile charger and transmit coil that the patient uses for a short time each week. The Maestro RC System received CE Mark in March 2011.

About VBLOC Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity, metabolic diseases, and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator, EnteroMedics’ Maestro® System, which is powered by an integrated rechargeable battery. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than the European Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the current report on Form 8-K filed September 28, 2011. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution - Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

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